SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------
                                 SCHEDULE 14D-1

                   Tender Offer Statement Pursuant to Section
                 14(d)(1) of the Securities Exchange Act of 1934
                               (Amendment No. 10)*
                            -------------------------

                      HIGH EQUITY PARTNERS L.P. - SERIES 86
                       (Name of Subject Company [Issuer])

                             OLYMPIA INVESTORS L.P.
                                OLYMPIA-GP, INC.
                       AMERICAN REAL ESTATE HOLDINGS, L.P.
                        AMERICAN PROPERTY INVESTORS, INC.
                                  CARL C. ICAHN
                             MILLENIUM FUNDING CORP.
                           MILLENIUM FUNDING III CORP.
                             PRESIDIO CAPITAL CORP.
                          PRESIDIO HOLDING COMPANY, LLC
                   NORTHSTAR PRESIDIO MANAGEMENT COMPANY, LLC
                            NORTHSTAR OPERATING, LLC
                         NORTHSTAR CAPITAL PARTNERS, LLC
                        NORTHSTAR CAPITAL HOLDINGS I, LLC
                                 DAVID HAMAMOTO
                                W. EDWARD SCHEETZ
                                    (Bidders)

                      UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                      (CUSIP Number of Class of Securities)
                            -------------------------
Bonnie D. Podolsky                          Edward W. Kerson
Gordon Altman Butowsky                      Proskauer Rose LLP
Weitzen Shalov & Wein                       1585 Broadway
114 West 47th Street                        New York, New York  10036
New York, New York  10036                   (212) 969-3000
(212) 626-0800
-----------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
             Receive Notices and Communications on Behalf of Bidder)

Calculation of Filing Fee
-----------------------------------------------------------------
Transaction                                          Amount of
Valuation*: $7,497,000                      Filing Fee: $1,499.40
-----------------------------------------------------------------
         *For purposes of calculating the filing fee only. This amount assumes the purchase of 88,200 Units of the subject company for $85.00 per Unit in cash.

         [X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $3,995 (based upon prior transaction valuation of $19,975,000, calculated for purposes of the filing fee, assuming the purchase of 235,000 Units of the subject company for $85.00 per Unit in cash)
Form or Registration No.: Schedule 14D-1
Filing Party: Olympia Investors L.P., Olympia-GP, Inc., American Real Estate Holdings, L.P., American Property Investors, Inc., Carl C. Icahn
Dated Filed: March 12, 1998

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 14D-1
                               (Amendment No. 10)

CUSIP No.  None


1        NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Olympia Investors, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                           AF; WC

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           33,710 **

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES (See Instructions)                   / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  5.73% **

10       TYPE OF REPORTING PERSON (See Instructions)
                  PN




** Based upon a preliminary count received from the depositary for the tender offer of Units validly tendered and not withdrawn.

                                 SCHEDULE 14D-1
                               (Amendment No. 10)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Olympia-GP, Inc.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a) /x/
                  (b) / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  33,710 **

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES (See Instructions)                   / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  5.73% **

10       TYPE OF REPORTING PERSON (See Instructions)
                  CO




** Based upon a preliminary count received from the depositary for the tender offer of Units validly tendered and not withdrawn.

                                 SCHEDULE 14D-1
                               (Amendment No. 10)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
American Real Estate Holdings, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  WC

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  33,710 **

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES (See Instructions)           / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  5.73% **

10       TYPE OF REPORTING PERSON (See Instructions)
                  PN




** Based upon a preliminary count received from the depositary for the tender offer of Units validly tendered and not withdrawn.

                                 SCHEDULE 14D-1
                               (Amendment No. 10)

CUSIP No. None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  American Property Investors, Inc.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  33,710 **

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES (See Instructions)           / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  5.73% **

10       TYPE OF REPORTING PERSON (See Instructions)
                  CO




** Based upon a preliminary count received from the depositary for the tender offer of Units validly tendered and not withdrawn.

                                 SCHEDULE 14D-1
                               (Amendment No. 10)

CUSIP No.   None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Carl C. Icahn

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  36,953 **

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES (See Instructions)           / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  6.28% **

10       TYPE OF REPORTING PERSON (See Instructions)
                  IN




** Based upon a preliminary count received from the depositary for the tender offer of Units validly tendered and not withdrawn; Includes 3,243 Units owned by Longacre Corp., a Delaware corporation wholly-owned by Carl C. Icahn.

                                 SCHEDULE 14D-1
                               (Amendment No. 10)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Millenium Funding Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  20 **

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES            (See Instructions)        / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  0.0% **

10       TYPE OF REPORTING PERSON (See Instructions)
                  CO




** Does not include Units tendered to Olympia Investors, L.P.
("Olympia") pursuant to the tender offer commenced by Olympia on March 12, 1998.

                                 SCHEDULE 14D-1
                               (Amendment No. 10)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Millenium Funding III Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  45,300 **

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES            (See Instructions)                 / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.7% **

10       TYPE OF REPORTING PERSON (See Instructions)
                  CO




** Does not include Units tendered to Olympia Investors, L.P.
("Olympia") pursuant to the tender offer commenced by Olympia on March 12, 1998.

                                 SCHEDULE 14D-1
                               (Amendment No. 10)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Presidio Capital Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  WC

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  British Virgin Islands

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  45,320 **

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES            (See Instructions)                 / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.7% **

10       TYPE OF REPORTING PERSON (See Instructions)
                  HC




** Does not include Units tendered to Olympia Investors, L.P.
("Olympia") pursuant to the tender offer commenced by Olympia on March 12, 1998.

                                 SCHEDULE 14D-1
                               (Amendment No. 10)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Presidio Holding Company, LLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  WC

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  45,320 **

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES            (See Instructions)                 / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.7% **

10       TYPE OF REPORTING PERSON (See Instructions)
                  HC




** Does not include Units tendered to Olympia Investors, L.P.
("Olympia") pursuant to the tender offer commenced by Olympia on March 12, 1998.

                                 SCHEDULE 14D-1
                               (Amendment No. 10)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  NorthStar Presidio Management Company, LLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  45,320 **

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES            (See Instructions)                 / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.7% **

10       TYPE OF REPORTING PERSON (See Instructions)
                  OO




** Does not include Units tendered to Olympia Investors, L.P.
("Olympia") pursuant to the tender offer commenced by Olympia on March 12, 1998.

                                 SCHEDULE 14D-1
                               (Amendment No. 10)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  NorthStar Operating, LLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  45,320 **

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES            (See Instructions)                 / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.7% **

10       TYPE OF REPORTING PERSON (See Instructions)
                  OO




** Does not include Units tendered to Olympia Investors, L.P.
("Olympia") pursuant to the tender offer commenced by Olympia on March 12, 1998.

                                 SCHEDULE 14D-1
                               (Amendment No. 10)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  NorthStar Capital Partners, LLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  45,320 **

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES            (See Instructions)                 / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.7% **

10       TYPE OF REPORTING PERSON (See Instructions)
                  OO




** Does not include Units tendered to Olympia Investors, L.P.
("Olympia") pursuant to the tender offer commenced by Olympia on March 12, 1998.

                                 SCHEDULE 14D-1
                               (Amendment No. 10)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  NorthStar Capital Holdings I, LLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  45,320 **

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES            (See Instructions)                 / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.7% **

10       TYPE OF REPORTING PERSON (See Instructions)
                  HC




** Does not include Units tendered to Olympia Investors, L.P.
("Olympia") pursuant to the tender offer commenced by Olympia on March 12, 1998.

                                 SCHEDULE 14D-1
                               (Amendment No. 10)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  David Hamamoto

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  45,320 **

8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES            (See Instructions)                 / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.7% **

10       TYPE OF REPORTING PERSON (See Instructions)
                  IN




** Does not include Units tendered to Olympia Investors, L.P.
("Olympia") pursuant to the tender offer commenced by Olympia on March 12, 1998.

                                 SCHEDULE 14D-1
                               (Amendment No. 10)

CUSIP No.  None


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  W. Edward Scheetz

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
                  (a)  /x/
                  (b)  / /

3        SEC USE ONLY


4        SOURCES OF FUNDS (See Instructions)
                  AF

5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
TO ITEMS 2(e) or 2(f)      / /


6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States

7        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  45,320 **


8        CHECK IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
SHARES            (See Instructions)                 / /


9        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
                  7.7% **

10       TYPE OF REPORTING PERSON (See Instructions)
                  IN




** Does not include Units tendered to Olympia Investors, L.P.
("Olympia") pursuant to the tender offer commenced by Olympia on March 12, 1998.

                       AMENDMENT NO. 10 TO SCHEDULE 14D-1

         This Amendment No. 10 amends and supplements the Tender Offer Statement on Schedule 14D-1 originally filed with the Securities and Exchange Commission by Olympia Investors, L.P., Olympia-GP Inc., American Real Estate Holdings, L.P., American Property Investors, Inc. and Carl C. Icahn on March 12, 1998, as amended by Amendments No. 1, 2, 3, 4, 5, 6, 7, 8 and 9 thereto. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Offer to Purchase dated March 12, 1998, as supplemented by the Supplement thereto dated May 22, 1998 and the related Assignment of Partnership Interest dated March 12, 1998, as amended through May 22, 1998.

Item 10.          Additional Information.

         Item 10(f) is hereby amended to add the following:

         (f) The information set forth in exhibit (a)(5) attached hereto is incorporated herein by reference.

Item 11.          Materials to Be Filed as Exhibits.

         The following documents are filed as exhibits to this Amended Schedule 14D-1:

         (a)(5)            Press Release, dated July 28, 1998.

                                   SIGNATURES

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: July 28, 1998



OLYMPIA INVESTORS, L.P.                        OLYMPIA GP-INC.

By:      OLYMPIA GP-INC.,                      By:      /s/ Martin L. Hirsch
         its general partner                            --------------------
                                                        Name: Martin L. Hirsch
         By:      /s/ Martin L. Hirsch                  Title: Vice President
                  -----------------------
                  Name:  Martin L. Hirsch
                  Title: Vice President



AMERICAN REAL ESTATE HOLDINGS, L.P.

By:      AMERICAN PROPERTY INVESTORS, INC.,
         its general partner

         By:      /s/ Martin L. Hirsch
                  -----------------------
                  Name:  Martin L. Hirsch
                  Title: Vice President



AMERICAN PROPERTY INVESTORS, INC.

By:      /s/ Martin L. Hirsch
         -----------------------
         Name:  Martin L. Hirsch
         Title: Vice President



   /s/ Theodore Altman
   ------------------------
         CARL C. ICAHN
         By:  Theodore Altman as
              Attorney-in-fact

           [Signature Page for High Equity Partners L.P. - Series 86,
                       Schedule 14D-1 - Amendment No. 10]

                                   SIGNATURES

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: July 28, 1998


MILLENIUM FUNDING CORP.                     MILLENIUM FUNDING III CORP.

By:      /s/ Allan B. Rothschild            By:      /s/ Allan B. Rothschild
         ---------------------                       ---------------------
         Name: Allan B. Rothschild                   Name: Allan B. Rothschild
         Title: Authorized Signatory                 Title: Authorized
                                                            Signatory


PRESIDIO CAPITAL CORP.                      PRESIDIO HOLDING COMPANY, LLC

By:      /s/ Allan B. Rothschild            By:      /s/ David Hamamoto
         ---------------------                       ---------------------
         Name: Allan B. Rothschild                   Name: David Hamamoto
         Title: Authorized Signatory                 Title: Authorized
                                                            Signatory


NORTHSTAR PRESIDIO MANAGEMENT               NORTHSTAR OPERATING, LLC
COMPANY, LLC
By:      /s/ Allan B. Rothschild            By:      /s/ David Hamamoto
         ---------------------                       ---------------------
         Name: Allan B. Rothschild                   Name: David Hamamoto
         Title: Authorized Signatory                 Title: Authorized
                                                            Signatory


NORTHSTAR CAPITAL PARTNERS, LLC            NORTHSTAR CAPITAL HOLDINGS I, LLC

By:      /s/ David Hamamoto                By:      /s/ David Hamamoto
         ---------------------                       ---------------------
         Name: David Hamamoto                        Name: David Hamamoto
         Title: Authorized Signatory                 Title: Authorized
                                                            Signatory


   /s/ W. Edward Scheetz                    /s/ David Hamamoto
   ------------------------                 ------------------------
    W. EDWARD SCHEETZ                       DAVID HAMAMOTO


           [Signature Page for High Equity Partners L.P. - Series 86,
                       Schedule 14D-1 - Amendment No. 10]

                                  EXHIBIT INDEX


         (a)(5)            Press Release, dated July 28, 1998.